Exhibit 5.1

HART & HART, LLC ATTORNEYS AT LAW 1624 Washington Street Denver, CO 80203
William T. Hart, P.C.		harttrinen@aol.com
Will Hart	(303) 839-0061	Fax: (303) 839-5414

January 27, 2015

Synergy Resources Corporation

20203 Highway 60

Platteville, Colorado 80651

This letter will constitute an opinion upon the legality of the sale by Synergy Resources Corporation, a Colorado corporation (the “Company”), of shares of its common stock, preferred stock, convertible preferred stock, rights and warrants, as well as common stock, preferred stock, convertible preferred stock, rights or warrants issuable upon the conversion of convertible preferred stock or the exercise of rights or warrants, or any combination of the foregoing, having a maximum value of $32,756,234, all as referred to in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company, the applicable laws of the State of Colorado, a copy of the Registration Statement and all other documents we considered necessary to render our option. In our opinion:

•	the Company is authorized to issue the securities which are the subject of this registration statement;

•	such securities, when sold, will be legally issued and will represent fully paid and non-assessable securities of the Company; and

•	the rights and warrants, if and when issued, will be binding obligations of the Company under the laws of Colorado.

Very truly yours,

HART & HART, LLC

/s/ William T. Hart

William T. Hart

WTH:ls